Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA biopharma Appoints Kathryn Falberg as Chief Financial Officer and Chief Operating Officer

Broomfield, CO, February 25, 2009 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for heart failure and other cardiovascular diseases, announced today that Kathryn E. Falberg, formerly Chief Financial Officer (CFO) of Amgen, Inc., has been appointed CFO and Chief Operating Officer (COO), effective February 24, 2009.

Ms. Falberg brings to ARCA over 23 years of financial and operational officer and director experience with biotechnology and other companies, including nearly a decade at Amgen, Inc., where she ultimately served as CFO. As ARCA’s CFO/COO, Ms. Falberg will be responsible for the Company’s accounting, corporate finance, financial planning, treasury and other corporate functions. She will report to Richard B. Brewer, President and Chief Executive Officer of ARCA.

“We are delighted to be able to attract an experienced executive of Kate’s caliber at this exciting time in ARCA’s development,” said Mr. Brewer. “Kate has a proven track record of overseeing corporate decision making across all the functional areas of growing public companies. With her strong financial and operational experience in the biotech and life sciences industries, we believe Kate will be an excellent addition to the ARCA team.”

Ms. Falberg joins ARCA from Canyon Capital & Consulting, an investment and consulting firm where she served as President since 2003. From October 2001 to June 2002, Ms. Falberg was a consultant to Inamed, a medical device company, and briefly served as the company’s interim CFO. Ms. Falberg joined Amgen, Inc., a global biotechnology company, in 1995 as Treasurer, and advanced through a series of positions of increasing responsibility, culminating in her appointment as Senior Vice President, Finance, and CFO in 1998. Ms. Falberg retired from Amgen in July 2001. Ms. Falberg has served on the board of directors for companies in multiple industries and currently serves on the Boards of Directors for Halozyme Therapeutics and ESS Technology. Ms. Falberg received an M.B.A. and B.A. in Economics from the University of California, Los Angeles.

“I look forward to helping build long-term shareholder value by providing disciplined financial leadership and operational guidance as the Company grows and potentially transitions to a commercial organization,” said Ms. Falberg. “I believe the ARCA team’s leadership in bringing a personalized medicine approach to the treatment of heart failure and cardiovascular disease will be important in potentially improving the treatment options for patients with these often debilitating and life-threatening diseases. ARCA is one of a handful of biopharmaceutical companies that has successfully managed a challenging financing environment and has a product currently under FDA review. I am excited to be joining ARCA at this time.”

About ARCA biopharma

ARCA biopharma, Inc., is dedicated to developing and commercializing genetically targeted therapies for heart failure and other cardiovascular disease. The Company’s lead product candidate, Gencaro(TM) (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for heart failure and other indications. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted heart failure treatment. The New Drug Application for approval of Gencaro for the indication of chronic heart failure, including the proposed brand name, is currently under review by the U.S. Food and Drug Administration with a Prescription Drug User Fee Act (PDUFA) date of May 31, 2009. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for Gencaro. The Company’s second compound in development, NU172, is a direct thrombin inhibitor which has completed Phase 1b development for use as a potential short-acting anticoagulant during medical or surgical procedures. For more information please visit www.arcabiopharma.com.

Forward Looking Statement

This press release contains “forward-looking statements” which include, without limitation, statements regarding the anticipated contributions of Ms. Falberg, the potential for ARCA to receive regulatory approval for any of its development compounds and become a commercial organization, the potential for ARCA’s personalized medicine approach to the treatment of heart failure and cardiovascular disease to improve treatment options for patients with these diseases, and, the potential for Gencaro to be the first genetically targeted treatment for heart failure, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risk that ARCA does not successfully integrate the business operations of the parties to its recent business combination; the company’s inability to further identify, develop and achieve commercial success for products and technologies; the risk that the company’s financial resources will be insufficient to meet the company’s business objectives; uncertainties relating to drug discovery and the regulatory approval process; clinical development processes; enrollment rates for patients in the companies’ clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation ARCA’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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